EXHIBIT 10.20

ADDENDUM NO. 1

TO SHARE EXCHANGE AGREEMENT

This Addendum No. 1 (this “Addendum”) is entered into as of December 31, 2025 (the “Effective Date”), by and among:

●	Sentient Brands Holdings Inc., a Nevada corporation (“SNBH” or the “Purchaser”);

●	Wyoming Bears, Inc., a Nevada corporation (the “Subsidiary”); and

●	The shareholders of Wyoming Bears, Inc. (NV) hold the remaining forty-nine percent (49%) equity interest (collectively, the “Minority Sellers”).

This Addendum amends and supplements the Share Exchange Agreement dated September 30, 2025 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS AND PROTECTIVE ACKNOWLEDGEMENTS

WHEREAS, the Parties acknowledge and recognize that SNBH has represented that it is diligently working toward achieving compliance with that certain Share Exchange Agreement dated September 30, 2025, with Wyoming Bears, Inc., including, without limitation, the condition that SNBH be free of material debt and liabilities at the time of definitive closing; and

WHEREAS, the Parties further acknowledge that, as of the date hereof, such conditions have not yet been fully satisfied, and that remediation efforts remain ongoing; and

WHEREAS, the Parties acknowledge that auditing physical inventory located across multiple countries and multiple U.S. states is cost-prohibitive and operationally impractical, materially increasing audit scope, timing, and expense; and

WHEREAS, the Parties further acknowledge that SNBH has received a funding offer for up to USD 1.5 million under an equity credit line structure, conditioned upon SNBH maintaining profitability, remaining current in SEC filings, and continuing to strengthen corporate governance and internal controls; and

WHEREAS, in light of the foregoing, the Parties acknowledge that SNBH must transition to a drop-ship manufacturing and fulfillment model and eliminate exposure to physical inventory in order to reduce audit complexity, balance-sheet risk, and compliance burden; and

WHEREAS, the Parties desire to strengthen protections for the brands, assets, operations, and goodwill of Aqua Emergency, Inc. (NV), AIG-F&B, Inc., and Wyoming Bears, Inc. as subsidiaries of SNBH and American Industrial Group, Inc., Aqua Emergency, Inc. (FL) and Minority Sellers as grantors and to affirmatively insulate such entities and their stakeholders from any actual or potential liabilities arising from or related to SNBH;

WHEREAS, the Parties acknowledge and recognize that while the Subsidiary and its related entities are profitable, SNBH prior to September 30, 2025 has accumulated in excess of $5.5 million in deficit and related losses for tax purposes, and that the ability to offset such profit with SNBH’s accumulated loss for tax purposes requires SNBH to own at least eighty percent (80%) of such entities; and

WHEREAS, the Parties further acknowledge that the existence of a minority interest results in significant deductions of the recognized EBITA under PCAOB rules, which materially impacts the Company’s financial presentation and compliance requirements; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1. Sale of Remaining Minority Interest

1.1 Transfer of Equity

The Minority Sellers hereby sell, assign, transfer, and convey to SNBH all of their remaining forty-nine percent (49%) equity interest in the Subsidiary, free and clear of all liens and encumbrances.

1.2 Resulting Ownership

Upon the Effective Date, SNBH shall own one hundred percent (100%) of the issued and outstanding equity of the Subsidiary.

2. Consideration for Minority Interest

2.1 Form of Consideration

SNBH shall issue to the Minority Sellers Acquisition Credits on the same legal, economic, and conversion terms set forth in the Agreement, as modified herein.

2.2 Valuation Basis

The Minority Interest shall be valued using the valuation framework set forth in the Agreement, without minority or right-of-first-refusal discounts.

3. Earn-Out Adjustment for 100% Ownership

3.1 Ownership Multiplier Adjustment

All earn-out calculations shall be recalculated on a 100% ownership basis, replacing the prior 51% multiplier.

3.2 No Double Counting

Any consideration issued in connection with this Addendum shall be credited against the remaining unearned earn-out capacity.

4. Termination of Minority Rights

All minority rights, including rights of first refusal, are hereby terminated in their entirety.

5. Full Indemnification; Assignment of Claims

SNBH shall fully, irrevocably, and unconditionally indemnify and hold harmless the Minority Sellers and AE-FL from any and all liabilities, claims, losses, or disputes arising from SNBH’s business, governance, financing, disclosures, or public-company status. All related claims are automatically assigned to SNBH, which shall bear sole responsibility for their resolution.

6. Protective License Suspension; Clawback Rights

Minority Sellers shall have the right, on 24-hour written notice, to suspend or terminate any license or operational rights granted to SNBH and claw back all related assets and rights upon insolvency, substantial threatened or pending litigation, or any matter reasonably perceived as catastrophically detrimental to the protected brands or stakeholders. Suspension shall remain in effect for up to 90 days or until fully cured to mutual satisfaction, whichever comes earlier. Termination will cancel all unconverted and earned Acquisition Credits.

7. Ratification

Except as expressly amended herein, the Agreement is ratified and confirmed in full force and effect.

8. Governing Law

This Addendum shall be governed by the laws of the State of Nevada.

9. Counterparts

This Addendum may be executed in counterparts and by electronic signature.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date.

SENTIENT BRANDS HOLDINGS INC.

By:	/s/ Eric Bruns / Chairman Of The Board

WYOMING BEARS, INC. (NEVADA) / Minority Sellers

By:	/s/ Joel Kleinfeld / President

Reviewed and vetted by:

SNBH Board Of Directors

SNBH Legal Counsel | SNBH Financial Controller | SNBH Chief Financial Advisor